United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 4, 2019
Date of Report (Date of earliest event reported)

Priority Technology Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37872	47-4257046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Westside Parkway Suite 155 Alpharetta, Georgia	30004
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 935-5961

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.001 par value	PRTH	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2019, the board of directors (the "Board") of Priority Technology Holdings, Inc. (the "Company"), upon the recommendation of its nominating and corporate governance committee, appointed Michael K. Passilla to the Board, effective immediately, with a term that expires at the Company's 2019 annual meeting of stockholders or until his successor is duly elected and qualified. The Board affirmatively determined that Mr. Passilla is independent in accordance with the corporate governance rules of the Nasdaq Stock Market LLC for listed companies and also independent under the rules of the Securities and Exchange Commission applicable to members of an audit committee. Consistent with the Company's other non-employee directors, the Company entered into its customary Independent Director Agreement with Mr. Passilla, a form of which was previously filed by the Company as Exhibit 10.19 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2019, pursuant to which Mr. Passilla will be entitled to receive in respect of 2019 a prorated portion of the $50,000 annual cash compensation. Mr. Passilla will also serve on the Board's audit committee.

There are no arrangements or understanding between Mr. Passilla and any other person pursuant to which he was selected as a director. There also are no transactions in which Mr. Passilla has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2019

PRIORITY TECHNOLOGY HOLDINGS, INC.

By: /s/ Michael Vollkommer
Name: Michael Vollkommer
Title: Chief Financial Officer